Exhibit 10.1

Clene Inc.

Board of Directors Compensation Program

Adopted by action of the Board of Directors on April 16, 2021

Annual Board Service Grant of Options

Each nonemployee director serving at the time of the adoption of this Program and thereafter that has then served at least six months on the Board of Directors (“Board”) at the time of each Annual Meeting of Stockholders (“Annual Meeting”) shall, at the meeting of the Board held on or about the same day as the Annual Meeting, be granted an option for 30,000 shares of Clene Inc. (“Clene”) common stock with an exercise price equal to the closing price of such common stock on the NASDAQ exchange on the date of grant. All such options shall become exercisable at the rate of 1/12th of the shares subject to the option on each monthly anniversary of the date of grant and shall become fully vested upon the earlier of a Transaction (as defined in the Section 8.2 of the Clene 2020 Stock Plan) or the next Annual Meeting.

Committee Service

In addition to annual board service grants, each director serving as the chairperson or a member of a committee of the Board shall receive an additional stock option grant at the Board meeting held on or about the same day as the Annual Meeting, and approximately quarterly thereafter at a convenient meeting of the Board, for a number of shares having a value equal to the Black-Scholes equivalent of the dollar amount listed in the table below. All such options shall be fully exercisable when granted and have an exercise price equal to the closing price of the Clene common stock on NASDAQ on the date of grant.

	Member	Chairperson
Board of Directors	$10,000	$17,500
Audit	$1,875	$3,750
Compensation	$1,500	$3,000
Nominating and Governance	$1,000	$2,000

Please note the committee service award amounts reflected above indicate quarterly values because they are awarded quarterly. If those amounts were annualized, they would have the values set forth in the table below:

	Member	Chairperson
Board of Directors	$40,000	$70,000
Audit	$7,500	$15,000
Compensation	$6,000	$12,000
Nominating and Governance	$4,000	$8,000

Election of New Director

Each non-employee director that is newly appointed or elected to serve as a director of Clene after the date of adoption of this Program shall be granted an option for 45,000 shares of common stock of the Company with an exercise price equal to the closing price of such common stock on the NASDAQ on the date of such appointment or election, as applicable (“Date of Grant”), with such options to first become exercisable as to 1/36th of the shares subject to the option on the last day of the calendar month in which the Date of Grant occurs and to become exercisable thereafter as to an additional 1/36th of the shares subject to the option on the last day of each calendar month thereafter so long as the optionee remains a director of the Company or until fully exercisable.